Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Mama’s Creations, Inc. on Forms S-3 (File Nos. 333-291849, 333-275206, and 333-272398), and S-8 (File Nos. 333-286560 and 333-270476), of our report dated April 14, 2026, with respect to our audits of the consolidated financial statements of Mama’s Creations, Inc. as of January 31, 2026 and 2025 and for each of the fiscal years in the two year-period ended January 31, 2026, and our report dated April 14, 2026 with respect to our audit of internal control over financial reporting of Mama’s Creations, Inc. as of January 31, 2026, which reports are included in this Annual Report on Form 10-K of Mama’s Creations, Inc. for the fiscal year ended January 31, 2026.

/s/ UHY LLP
New York, New York
April 14, 2026